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                                                                    EXHIBIT 10.1

                            FIRST AMENDMENT TO LEASE

I.   PARTIES AND DATE.

     This Amendment to Lease dated August 1, 2002, is by and between THE IRVINE COMPANY, a Delaware corporation ("Landlord"), and HYSEQ, INC., a Nevada corporation ("Tenant").

II.  RECITALS.

     On April 30, 2001, Landlord and Tenant entered into a lease ("Lease") for space in a building located at 985 Almanor Avenue, Sunnyvale, California ("Premises").

     Landlord and Tenant each desire to modify the Lease to adjust the Basic Rent and make such other modifications as are set forth in "III. MODIFICATIONS" next below.

III. MODIFICATIONS.

     A. Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

          1. Effective as of June 1, 2002, Item 6 shall be deleted in its entirety and the following shall be substituted in lieu thereof:

               "Basic Rent: One Hundred Ninety-Four Thousand One Hundred Seventy-Seven Dollars ($194,177.00) per month.

               Basic Rent is subject to adjustment as follows:

               Commencing June 1, 2003, the Basic Rent shall be Two Hundred Seventy-Seven Thousand Three Hundred Ninety-Six Dollars ($277,396.00) per month.

               Commencing June 1, 2004, the Basic Rent shall be Three Hundred Sixty Thousand Six Hundred Fifteen Dollars ($360,615.00) per month.

               Commencing June 1, 2005, the Basic Rent shall be Four Hundred Forty-Six Thousand Two Hundred Seven Dollars ($446,207.00) per month.

               Commencing June 1, 2006, the Basic Rent shall be Four Hundred Sixty-Four Thousand Fifty-Five Dollars ($464,055.00) per month.

               Commencing June 1, 2007, the Basic Rent shall be Four Hundred Eighty-Two Thousand Six Hundred Seventeen Dollars ($482,617.00) per month.

               Commencing June 1, 2008, the Basic Rent shall be Five Hundred One Thousand Nine Hundred Twenty-Two Dollars ($501,922.00) per month.

               Commencing June 1, 2009, the Basic Rent shall be Five Hundred Twenty-One Thousand Nine Hundred Ninety-Nine Dollars ($521,999.00) per month.

               Commencing June 1, 2010, the Basic Rent shall be Five Hundred Forty-Two Thousand Eight Hundred Seventy-Nine Dollars ($542,879.00) per month."

     B. Deferred Base Rent Obligation. Tenant acknowledges that by virtue of the revised rental schedule set forth above, Landlord shall receive less Basic Rent than would previously have been payable by Tenant for the time period of June 1, 2002 thru May 31, 2005. The total amount deferred for the three years is Four Million Eight Hundred Seventy-Two Thousand Nine Hundred Thirteen Dollars $4,872,913.00) (the "Deferred Base Rent"). In consideration of the foregoing rent deferral, Tenant agrees to pay Landlord, in addition to the Basic Rent listed above but subject to the provisions below, additional rental in the amount of One Hundred Forty-Eight Thousand One Hundred Fifty Dollars ($148,150.00) per month commencing June 1, 2005 through May 31, 2009 (the "Additional Rent"). Each installment of the Additional Rent shall be payable in advance on the first of each calendar month concurrently with Basic Rent.

          In lieu of paying all or a portion of the Additional Rent, and subject to the provisions of Section 7.3 of the Lease, Tenant may construct those tenant improvements ("Tenant Improvements") in the Premises pursuant to construction drawings prepared by WHL Architects dated July 10, 2001 or modifications to such drawings which are approved by Landlord

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in its sole and absolute discretion, provided that Landlord's approval shall not be unreasonably withheld so long as the proposed modifications of such drawings are substantially consistent in concept, design and specifications with the drawings dated July 10, 2001 - (such drawings as the same may be modified and approved by Landlord are herein referred to as the "Plan"). Should Tenant elect to construct the Tenant Improvements, Landlord shall credit the Deferred Base Rent in the amount of Fifty Cents ($.50) for every One Dollar ($1.00) paid by Tenant (to third parties for the "hard" construction costs (i.e., the cost of labor, materials and general contractor's fees to install the Tenant Improvements, but exclusive of architectural and engineering fees, permitting and the cost of other consultants) of the Tenant Improvements (the "Rental Credit"). The amount of the Rental Credit shall be reasonably calculated by Landlord based on the delivery to Landlord, not later than May 31, 2005, of applicable third party construction invoices and evidence of payment thereof. Tenant understands that no Rental Credit shall be given for a partial build out of the Plan, and the Rental Credit shall be applied only if all of the Tenant Improvements identified in the Plan are fully completed in their entirety on or before May 31, 2005. In the event a Rental Credit is given pursuant to the foregoing, then the amount of the monthly Additional Rent payable by Tenant shall be modified by Landlord to equal the following: the product of Thirty Dollars and Forty Cents ($30.40) multiplied by the quotient having a denominator equal to One Thousand Dollars ($1,000.00) and a numerator equal to the adjusted balance of the Deferred Base Rent after application of the Rental Credit. Tenant shall provide Landlord notice of the date (the "Construction Start Date") Tenant commences construction of the Tenant Improvements.

     C. Prepayment. Tenant may, at any time, elect to pay to Landlord the full amount of any accrued Deferred Base Rent, in which event the rent schedule in effect prior to this Amendment shall again become effective. In such event, the parties shall promptly memorialize the change on an amendment to the Lease.

     D. Early Reinstatement of Rent. In the event that Tenant shall successfully raise Seventy-Five Million Dollars ($75,000,000.00) in cash as a result of a single public or private offering, the Deferred Base Rent shall become immediately due and the monthly Basic Rent shall be increased immediately to the rates stated in the original Lease. Tenant agrees that it shall give prompt written notice to Landlord of such offering.

     E. Landlord's Right to Terminate. During the rent reduction period ending May 31, 2005, Landlord may terminate the Lease for any reason by giving Tenant not less than six (6) months prior written notice of such termination. If Landlord exercises its option to terminate the Lease in this manner, Tenant's Deferred Base Rent obligation shall be forgiven. Notwithstanding the foregoing, (i) Landlord agrees that it will not exercise its right to terminate during the period commencing on the Construction Start Date and ending twenty
(20) weeks following the Construction Start Date so long as Tenant is diligently pursuing the construction of the Tenant Improvements during that time period, and (ii) Landlord's right to terminate as set forth herein shall no longer be effective if and when Tenant completes construction of all of the Tenant Improvements as set forth in the Plan.

     F. Security. Tenant and Guarantor understand that all terms and conditions of the Guarantee of Lease dated April 30, 2001 and executed by Dr. George B. Rathmann will remain in full force and effect, and the "Liability Limit" pursuant to Section 2.2.4 therein shall not decrease below One Million Five Hundred Thousand Dollars ($1,500,000.00), until such time as either (i) the existing Four Million Dollars ($4,000,000.00) Letter of Credit referred to in Section 4.4 of the Lease is increased by an additional Two Million Dollars ($2,000,000.00) pursuant to an amendment to that Letter of Credit acceptable to Landlord or (ii) an additional Two Million Dollars ($2,000,000.00) in cash is delivered to Landlord as an additional Security Deposit pursuant to Section 4.3 of the Lease. Notwithstanding the provisions of Section 4.4 of the Lease, it is also understood that the foregoing Letter of Credit will stay in effect through the entire scheduled ten (10) year Lease Term and Landlord shall not be required to authorize any earlier termination of the Letter of Credit.

     G. Miscellaneous. Landlord shall not be responsible for the payment of any brokerage commissions or offer any tenant improvement allowances in connection with this Amendment except as provided herein.

     H. Lender Consent. Landlord hereby represents that no lender consent is required for this Amendment.

IV.  GENERAL.

     A. Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

     B. Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in "III. MODIFICATIONS" above and can be changed only by a writing signed by Landlord and Tenant.


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      C. Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

      D. Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

      E. Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

      F. Attorneys' Fees. The provisions of the Lease respecting payment of attorneys' fees shall also apply to this Amendment.

V.    EXECUTION.

      Landlord and Tenant executed this Amendment on the date as set forth in "I. PARTIES AND DATE." above.

LANDLORD:                                       TENANT:

THE IRVINE COMPANY                              HYSEQ, INC.


By /s/ CLARENCE W. BARKER                       By /s/ PETER S. GARCIA
   -------------------------------                 -----------------------------
   Clarence W. Barker                           Printed Name  Peter S. Garcia
   Executive Vice President                     Title  Sr VP & CFO


By /s/ WILLIAM R. HALFORD                       By /s/ TED W. LOVE
   -------------------------------                 -----------------------------
   William R. Halford                           Printed Name  Ted W. Love
   President, Office Properties                 Title  Pres & CEO


                             [LEGAL APPROVAL SEAL]

                          ACKNOWLEDGMENT OF GUARANTOR

      The undersigned, as Guarantor under that certain Guarantee of Lease dated April 30, 2001, does hereby acknowledge and agree that the provisions of said Guarantee shall remain in full force and effect as to the obligations of Tenant under the Lease, as amended herein. The undersigned Guarantor acknowledges that Landlord would not have executed this Amendment without this acknowledgment and agreement on the part of the undersigned Guarantor.

GUARANTOR:


/s/ GEORGE B. RATHMANN
-------------------------------
Dr. George B. Rathmann

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